Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Wilson W. Cheung

Chief Financial Officer

(510) 683-5900

AXT Tentatively Settles with Sumitomo Electric Industries, Ltd. on Global Intellectual
Property Cross-Licensing Agreement

Company Announces Preliminary Results for Q304

FREMONT, Calif., October 8, 2004 - AXT, Inc. (Nasdaq: AXTI), a leading manufacturer of compound semiconductor substrates, today announced that it has reached a tentative settlement of its litigation with Sumitomo Electric Industries, Ltd. (SEI), which includes a global intellectual property cross-licensing agreement.  AXT expects to finalize this agreement in the fourth quarter of 2004, subject to Board of Directors approval from AXT and SEI.  AXT will record a charge of approximately $1.4 million in the quarter ended September 30, 2004 in connection with this settlement.

The company expects to report total revenue between $8.3 million and $8.5 million in the quarter ended September 30, 2004, with gross margins between negative 25 percent and negative 27 percent, and losses per share between $0.21 and $0.23, subject to the auditors’ quarterly review.  The decrease in gross margin is primarily attributable to the approximately $1.4 million charge in connection with the settlement, and approximately $2.1 million inventory charge due to excess inventory and obsolescence.

The company will host a conference call to announce its third quarter results on October 20, 2004 at 1:30 p.m. PST. The conference call can be accessed at (785) 424-1051; the conference ID is AXT. The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (402) 220-1548 until October 27, 2004. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Management’s accompanying script will be available on the company’s website immediately after the call through October 20, 2005. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT is a leading producer of high-performance compound semiconductor substrates for the fiber optics and communications industries. The company’s proprietary Vertical Gradient Freeze (VGF) crystal growth technology produces low-defect, semi-insulating and semi-conducting gallium arsenide, indium phosphide and germanium wafers. For more information, see AXT’s website at http://www.axt.com. The Company can also be reached at 4281 Technology Drive,

-More-

Fremont, California 94538 or by calling (510) 683-5900. AXT is traded on the Nasdaq National Market under the symbol AXTI.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements related to the tentative settlement with Sumitomo Electric Industries, Ltd., and its estimated income statement charge, total revenue, gross margins, losses per share, and inventory valuation charges for the quarter. Such forward-looking statements are based upon specific assumptions subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: executing final agreements with Sumitomo, including the intellectual property cross-licensing agreement, any adjustments that may be required in the estimated income statement charges, total revenue, gross margins, losses per share, inventory valuation charges, overall conditions in the markets in which we compete, market acceptance and demand for our products, the impact of competitive products and pricing, and other factors as set forth in the Company’s Form 10-K and other filings made with the Securities and Exchange Commission, all of which are difficult to predict and some of which are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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